Exhibit 99.1

FOR IMMEDIATE RELEASE

Wescorp Energy Leases H2Omaxx Water Remediation Unit to
Western Canadian Oil Sands Inc.

HOUSTON, Texas and CALGARY, Alberta
(Thursday June 4th 2009) – Wescorp Energy Inc. (OTCBB: WSCE), an oil and gas technology solutions provider, is pleased to announce that Western Canadian Oil Sands Inc., (WCOS), has leased a 2,000 barrel per day H2Omaxx water remediation unit to meet its Environmental Water Regulatory Requirements, for its oil sands operations in the Athabasca Oilsands in Northern Alberta, Canada. H2Omaxx is a commercially proven, safe, effective and economical process for cleaning and separating oil and solids from produced water using patented technology. Test results on the H2Omaxx unit have been shown to reduce the oil content in produced water to less than 0.001% or 10 parts per million, thereby allowing oil and gas operators to reduce, reuse, and recycle water. Wescorp will commence construction of the H2Omaxx unit during the fourth quarter and deploy it into the field upon completion. The initial term of the lease is for one year.

Western Canadian Oil Sands is a well financed Canadian Company, focused on exploring and developing proven oil sands in Alberta, Canada by acquiring low-risk, high impact properties. Its current land portfolio includes 5 strategic land positions, including 17 sections covering 10,880 acres in the Western Canadian Sedimentary Basin.

“We are very pleased to have the opportunity to use Wescorp’s H2Omaxx water remediation technology in our oil-sands operations,” commented Errin Kimball, President and CEO of Western Canadian Oil Sands. “The use of water is one of the critical issues that oil-sand operators are facing today. The H2Omaxx technology provides us with a solution that provides benefits to our company both in terms of lowering our exploration cost and lessening the impact to the environment.”

“We are honored to have Western Canadian Oil Sands choose our water remediation technology as its first choice solution for its oil sand operations,” commented Doug Biles, President and CEO of Wescorp Energy. “Based on 51-101 Technical Reports completed in late 2008, WCOS estimated its P50 reserves to be 409.4 million barrels of bitumen. WCOS is an aggressive and fast-moving company and Wescorp is looking forward to providing additional H2Omaxx units as its operations grow.”

Western Canadian Oil Sands has agreed to allow heavy-oil operators to visit the site and view its operations. It also has agreed to share its internal data which Wescorp is confident will demonstrate that with the use of the H2Omaxx units, oil sand productivity is enhanced, production costs are significantly reduced, and vast amounts of water are being remediated, reused and recycled.

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operations challenges facing oil and gas operators today. Wescorp combines its intellectual capital, oil and gas industry experience, best practices methodologies and its market offerings to deliver these solutions in a timely, economic and environmentally friendly manner.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts may be forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:

Mark Komonoski
Toll-Free	1.877.255.8483
Office Line	1.403.255.8483
Mobile	1.403.470.8384

Email: mk.tem@shaw.ca
Website: www.wescorpenergy.com